EXHIBIT 10.19

2003 Executive Incentive Compensation Package

Latitude Communications

This announces your 2003 Executive Incentive Compensation Package, an integral part of your total compensation for the year.  This package has 2 key elements

•                  Executive Bonus Plan

•                  Executive Expense Reimbursement

These plans are summarized below.

Executive Bonus Plan

 Each executive of the Company is eligible on a quarterly basis for a cash-based incentive bonus payout on an individualized target amount.

Target Payout for the bonuses are defined as follows:

Quarter	Q1	Q2	Q3	Q4	Total
Target Payout	10%	20%	30%	40%	100%

Payout, in the Corporate Bonus Plan is based on quarterly pre-tax profit.

If the Company:

Meets pre-tax profitability target, the Company will pay out 100% of the quarterly target payout.  In order to meet pre-tax profitability, the total costs of the bonuses for the Company must be included in the cost structure.

Exceeds pre-tax profitability target, the Company will pay out 50% of above-plan pre-tax profits to the bonus pool.  Bonus plan participants will share proportionally in the increased pool amount based on target bonus.  The total bonus payout is capped at 300%.

Does not meet pre-tax profitability target, the bonus pool will be reduced by the amount necessary for the Company to meet the target profitability and any remaining amounts will be shared by bonus plan participants as described above.

** Pre-tax profitability excludes special charges or income as such as restructuring charges.

Bonus Plan Summary

Bonus Payout

Bonus Plan calculations will be performed following the end of each Quarter and paid to you in the next possible payroll cycle, usually one month after Quarter end.

Employee Terminations

If an employee leaves the company before the end of a complete Quarter, regardless of whether the departure is a voluntary resignation or involuntary termination, all bonus amounts that would have been earned will be forfeited.  If an employee leaves after a complete Quarter, but before bonuses are paid out, he/she will receive any earned bonus amount once payments have been done.

Changes to Bonus Plans

The company reserves the right to change your bonus plan, including the factors and targets, or eliminate it in its entirety, after notice to you.  Additionally, your annual target incentive, listed above, may be modified based on business conditions, market salary data, a change in your position or other reason the company deems appropriate.

Expense Reimbursement

As an additional part of your 2003 Executive Compensation Package, you will be eligible to receive up to $1,500 in reimbursed expenses.  Expenses eligible for this reimbursement include the cost of income tax preparation or estate planning and an annual physical examination.  You are free to choose your own tax preparation, estate planning or medical service providers.  To receive reimbursement, simply submit an expense report to Julie Paulsen for approval.  Expenses exceeding $1,500 will be your personal responsibility.